Exhibit 3.2

[Translation]

Share Handling Regulations of Kubota Pharmaceutical Holdings Co., Ltd.

Chapter 1 General Provisions

Article 1	Purpose

Procedures for exercising shareholders’ rights and other matters relating to the handling of shares at the Company shall be governed by these regulations (these “Regulations”) in accordance with Article 10 of the Articles of Incorporation, in addition to the provisions set forth by the Japan Securities Depository Center, Inc. (“JASDEC”) and the account management institution, such as a securities company, at which the shareholder holds a book-entry transfer account (“Securities Company Etc.”).

Article 2	Administrator of Shareholder Registry

The administrator of shareholder registry of the Company, its place of business and its forwarding offices shall be as follows:

Administrator of Shareholder Registry:

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Mitsubishi UFJ Trust and Banking Corporation

Place of business:

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Mitsubishi UFJ Trust and Banking Corporation, Corporate Agency Division

Forwarding offices:

Mitsubishi UFJ Trust and Banking Corporation, all branch offices in Japan

Chapter 2 Recording in Shareholder Registry

Article 3	Recording in Shareholder Registry

3.1	Changes to matters recorded in the shareholder registry shall be made by notice from JASDEC, such as general shareholders notice (excluding notice (“Individual Shareholder Notice”) under Article 154, Paragraph 3 of the Act on Book-Entry of Company Bonds, Shares, etc. (“Book-Entry Act”)).

3.2	In addition to the preceding paragraph, in the case of an issuance of new shares or any other case provided in laws and ordinances, changes to matters recorded in the shareholder registry will be made without notice from JASDEC.

3.3	Recordings in the shareholder registry shall be made using the characters and symbols designated by JASDEC.

Article 4	Notification for Matters Stated in the Shareholder Registry

Shareholders shall notify the Company of their names and addresses through the Securities Company Etc. and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply if such information has changed.

Article 5	Representative of Corporate Shareholders

Shareholders who are judicial persons shall notify the Company of one representative through the Securities Company Etc. and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply if the information so notified has changed.

Article 6	Representative of Joint Shareholders

Shareholders who jointly own shares shall designate one representative and notify the Company of the name and address of such representative through the Securities Company Etc. and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply if the information so notified has changed.

Article 7	Legal Representative

Legal representatives of shareholders such as persons with parental authorities, guardians and the like shall notify the Company of their names and addresses through the Securities Company Etc. and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply if the information so notified has changed.

Article 8	Notification of Place to Receive Notices for Shareholders Residing Abroad

Shareholders and registered pledgees of shares residing abroad or their legal representatives shall appoint a standing proxy in Japan or specify a place to receive notices in Japan, and shall notify the Company of the name and address of the standing proxy or the place to receive notices through the Securities Company Etc. and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply if the information so notified has changed.

Article 9	Procedures for Confirmation via JASDEC

Notifications to the Company from shareholders shall be deemed to be made by the shareholders if such notifications were submitted through any Securities Company Etc. and JASDEC.

Chapter 3 Shareholder Confirmation

Article 10	Shareholder Confirmation

10.1	If a shareholder (including shareholders who have made an Individual Shareholder Notice) makes a request or otherwise exercises its shareholders’ rights (“Request Etc.”), the shareholder shall attach or submit materials evidencing that such Request Etc. is made by the shareholder (“Supporting Document Etc.”); provided, however, that this shall not apply if the Company can confirm that the Request Etc. is made by the shareholder.

10.2	If a Request Etc. from a shareholder to the Company was made through a Securities Company Etc. and JASDEC, it shall be deemed to be a Request Etc. made by the shareholder and the Supporting Document Etc. will not be required.

10.3	If a Request Etc. is made by an attorney-in-fact of a shareholder, in addition to the following procedures under the preceding two paragraphs, a power of attorney to which the shareholder’s signature or seal is affixed shall be attached to the Request Etc. The power of attorney shall indicate the name and address of the attorney-in-fact.

10.4	The provisions of paragraphs 10.1 and 10.2 shall also apply to an attorney-in-fact of a shareholder mutatis mutandis.

Chapter 4 Procedures for Exercising Shareholders’ Rights

Article 11	Minority Shareholders’ Rights

If a shareholder directly exercises the minority shareholders’ rights, etc. set forth in Article 147, Paragraph 4 of the Book-Entry Act against the Company, the shareholder shall make an Individual Shareholder Notice and exercise the rights by submitting a document to which the shareholder’s signature or seal is affixed.

Article 12	Content of Agenda Items Proposed by Shareholders in Reference Documents for a General Meeting of Shareholders

If an agenda item for a general meeting of shareholders is submitted by a shareholder, the limits as set forth in accordance with Article 93, Paragraph 1 of the Ordinance for Enforcement of the Companies Act is as follows:

(1)	Reason for proposal: 400 characters per agenda item

(2)	Matter to be stated in reference documents for a general meeting of shareholders if the proposed agenda item is the appointment of a Director: 400 characters per candidate

Article 13	Procedures for Requesting Purchase of Shares Constituting Less Than One Unit

A request to purchase shares constituting less than one unit shall be made through a Securities Company Etc. and JASDEC in accordance with the provisions set forth by JASDEC.

Article 14	Determination of Purchase Price

14.1	The purchase price per share pursuant to the purchase request under Article 13 shall be the closing price on the market established by the Tokyo Stock Exchange on the day when the purchase request arrives at the place of business of the administrator of shareholder registry; provided, however, that if shares of the Company are not traded on that day or if that day is not a business day of the Tokyo Stock Exchange, the purchase price per share shall be the trading price of the first trade of the shares of the Company thereafter.

14.2	The total purchase price shall be an amount that is equal to the purchase price per share under the preceding paragraph multiplied by the number of shares in the purchase request.

Article 15	Payment of Purchase Amount

15.1	Unless otherwise provided by the Company, the Company shall, in accordance with the provisions set forth by JASDEC, pay the purchase amount which is the total purchase price calculated under Article 14 on the fourth business day from the day following the date of determination of the purchase price; provided, however, that if the purchase price is cum rights (such as rights to receive dividends of surplus or share split), the purchase amount shall be paid by the record date.

15.2	The person making the purchase request may request that the purchase amount be paid by transfer to a bank account it designates or by payment of cash via Japan Post Bank Co., Ltd.

Article 16	Transfer of Purchased Shares

Shares constituting less than one unit for which a purchase request has been made shall be transferred to the Company’s book-entry transfer account on the day when the payment or the procedure for payment of the purchase amount under Article 15 is completed.

Chapter 5 Exception for Special Account

Article 17	Exception for Special Account

Verifying the identity of a shareholder for whom a special account was created and other matters relating to the handling of the special account shall be governed by the provisions set forth by the special account’s account management institution, in addition to the provisions set forth by JASDEC.

Chapter 6 Fees

Article 18	Fees

No fees shall be required for the handling of shares of the Company.

Article 19	Amendment and Abolition

Amendment to and abolition of these Regulations shall be determined by resolution of the Board of Directors.

Supplementary Provision

Article 20	Effective Date

These regulations shall be effective from December 2, 2016.

Adopted on December 2, 2016

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